Exhibit 10.11

July 31, 2019

Ankit Dhawan

10053 Wyecliff Dr.

Highlands Ranch, CO 80126

Via Email: acdhawan@yahoo.com

Dear Ankit:

We are delighted to extend you an offer to join Nutraceutical International Corporation (the “Company”) as a full-time employee. We are impressed with your experience and capabilities, and we believe you will be an outstanding addition to the Nutraceutical team. Please find the details of our offer below:

Position: Your position will be Executive Vice President, Chief Financial Officer of the Company. You will lead the Company’s Finance and Accounting teams, and will report to the Company’s CEO.

Start Date: Your start date is expected to be on or about September 16, 2019.

Compensation: Your annual base salary will be $340,000, less appropriate withholdings, including taxes. You will also be eligible to earn an annual bonus with a target bonus of 50% of your base salary on eligible earnings in a fiscal year (September 30th). Your actual annual bonus will be paid based upon achieving annual targets set by the Compensation Committee of the Board of Directors of the Company. To be eligible for an annual bonus for a given fiscal year, you must be employed on the date of the payment of the bonus. You will be entitled to your prorated bonus for the period from February 11, 2019 through September 30, 2019 should the Company attain applicable performance goals for the fiscal year ended September 30, 2019.

Benefits: As a regular full-time employee, you will be eligible to participate in the Company’s group health, life, disability, 401 (k), and other employee benefit plans subject to plan requirements and terms.

PTO: You will accrue Paid Time Off at the rate of four weeks per year, and will be entitled to Company paid holidays.

Equity Plan: You will be granted MIUs or stock option-like instruments by the Company or its affiliate. If shareholders receive three times their invested capital (3.0x target) in the event of a Company sale, these MIUs could have a pre-tax value of approximately $3,800,000 based on underlying financial assumptions. A detailed MIU plan will be provided as soon as practical.

Commuting expenses: You will be provided with a commuting expense reimbursement for business travel from your home in the Denver, Colorado area to the Salt Lake City, Utah area, which houses the Company’s various offices. Customary expenses include airfare (purchased in advance when possible), reasonable lodging, rental car, and meals. These expenses will be subject to and submitted through the Company’s expense reimbursement process.

Relocation: You will be provided the option of a relocation package to the Salt Lake City, Utah area, which package will include realtor fees, household goods moved (including two vehicles), and one month of temporary living, as needed. If you exercise the relocation option, we will work to engage a relocation service provider to assist you with your move. This relocation package has to be used by you within 9 months of your start date after which date the Company will not offer this package, but will continue to provide commuting expenses as above.

Severance: You will be entitled to nine months of continued payments of base salary if your employment is terminated “Without Cause”, subject to terms of the Company’s severance policy in force at the time. Your entitlement to severance would also be subject to your execution and non-revocation of a customary general release.

Arbitration Agreement: As part of commencing employment with the Company, you will be required to sign an Arbitration Agreement on your first day of employment.

At will: Both you and the Company agree that this employment relationship is entirely “at-will” and that this is an integrated “at-will” policy as it relates to all Company policies.

Company Pre-employment policies: As matter of Company Policy, this offer is contingent on you signing the Company’s Alternate Dispute Resolution Agreement and a successful pre-employment background and drug test. Our HR team will assist you with these processes.

Confidentiality: You agree that at all times, both during and after your employment by the Company, you will not use or disclose to any third party any information, knowledge or data not generally known to the public that you may have learned during your employment by the Company which relates to the operations, business or other affairs of the Company. You agree to comply with all procedures that the Company may adopt from time to time to preserve the confidentiality of any information and immediately following termination of your employment to return to the Company all materials created by you or others which relate to the operations, business or other affairs of the Company.

This letter represents the entire agreement between you and the Company and supersedes any prior negotiations, representations, or agreements between us, either written or oral. This offer may only be amended in writing and executed by each of the parties hereto.

Ankit, we’re very excited to have you as a part of our team, and we look forward to your contributions to the Nutraceutical business. If you have any questions, please feel free to contact me.

Sincerely,

Nutraceutical International Corporation

/s/ Leslie M. Brown, Jr.

Leslie M. Brown, Jr.

Chairman of the Board

Please sign and return this letter by August 10, 2019.

Accepted and agreed:

Signature            /s/Ankit Dhawan                    8/2/2019

Ankit Dhawan                    Date

cc: Steven Leistner, Bill Conrad